EXHIBIT 10.2
MOODY NATIONAL REIT I, INC.
AMENDED AND RESTATED
INDEPENDENT DIRECTORS COMPENSATION PLAN
(August 14, 2009)
ARTICLE 1
PURPOSE
     1.1. PURPOSE. The purpose of the Moody National REIT I, Inc. Amended and Restated Independent Directors Compensation Plan (the “Plan”) is to attract, retain and compensate highly-qualified individuals who are not employees of Moody National REIT I, Inc. (the “Company”) or any of its Affiliates (as defined below) for service as members of the Board (as defined below) by providing them with competitive compensation and an ownership interest in the Stock of the Company. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors (as defined below) to have a personal financial stake in the Company through an ownership interest in the Stock (as defined below) and will closely associate the interests of Independent Directors with that of the Company’s stockholders. The Plan is a sub-plan of the Moody National REIT I, Inc. Long-Term Incentive Plan (the “Incentive Plan”).
     1.2. ELIGIBILITY. Independent Directors of the Company who are Eligible Participants, as defined below, shall automatically be participants in the Plan.
ARTICLE 2
DEFINITIONS
     2.1. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:
     “Affiliate” has the meaning given such term in the Incentive Plan.
     “Award Certificate” has the meaning given such term in the Incentive Plan.
     “Base Annual Cash Retainer” means the retainer (excluding meeting fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company, as such amount may be changed from time to time.
     “Board” means the Board of Directors of the Company.
     “Charter” means the articles of incorporation of the Company, as such articles of incorporation may be amended from time to time.
     “Company” means Moody National REIT I, Inc., a Maryland corporation.
     “Effective Date” has the meaning set forth in Section 8.4 of the Plan
     “Eligible Participant” means any person who is an Independent Director on the Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.
     “Independent Directors” means a director of the Company who is not a common law employee of the Company or an Affiliate and who meets the additional requirements set forth for an “independent director” in the Charter.
     “Plan Year” means the approximate 12-month period beginning with the annual stockholders meeting and ending at the next annual stockholders meeting; provided that the first Plan Year shall begin on the Effective Date and extend until the first annual stockholders meeting.
     “Restricted Stock” has the meaning given such term in the Incentive Plan. The terms of Restricted Stock granted under the Plan are described in Article 6 of the Plan.
     “Shares” has the meaning given such term in the Incentive Plan.
     “Stock” has the meaning given such term in the Incentive Plan.
     “Supplemental Annual Cash Retainer” means the annual cash retainer (excluding meeting fees and expenses) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as chairman of a committee of the Board, as such amount may be changed from time to time.
ARTICLE 3
ADMINISTRATION
     3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.
     3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s certificate of incorporation or otherwise.
     3.3. INDEMNIFICATION. Each person who is or has been a member of the Board or who otherwise participates in the administration or operation of this Plan shall be indemnified by the Company against, and held harmless from, any loss, cost, liability or expense that may be imposed upon or incurred by him or her in connection with or resulting from any claim, action, suit or proceeding in which such person may be involved by reason of any action taken or failure to act under the Plan and shall be fully reimbursed by the Company for any and all amounts paid by such person in satisfaction of judgment against him or her in any such action, suit or proceeding, provided he or she will give the Company an opportunity, by written notice to the Board, to defend the same at the Company’s own expense before he or she undertakes to defend it on his or her own behalf. This right of indemnification shall not be exclusive of any other rights of indemnification to which any such person may be entitled under the Company’s Charter, Bylaws, contract or Maryland law.
ARTICLE 4
SHARES
     4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to Restricted Stock and any other equity awards granted pursuant hereto and any such awards shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of Shares for the grant of the equity awards described herein.
ARTICLE 5
BASE ANNUAL CASH RETAINER, SUPPLEMENTAL ANNUAL CASH RETAINER,
MEETING FEES AND EXPENSES
     5.1. BASE ANNUAL CASH RETAINER. Each Eligible Participant shall be paid a Base Annual Cash Retainer for service as a director during each Plan Year. The amount of the Base Annual Cash Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Cash Retainer for a full Plan Year shall be $50,000. The Base Annual Cash Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Effective Date and be prorated based on the number of full months in such quarter after the Effective Date.
     Each person who first becomes an Eligible Participant on a date other than the Effective Date or an annual meeting date shall be paid a retainer equal to the quarterly installment of the Base Annual Cash Retainer for the first quarter of eligibility, based on the number of full months he or she serves as an Independent Director during such quarter. Payment of such prorated Base Annual Cash Retainer shall begin on the date that the person first becomes an Eligible Participant.
     In no event shall any installment of the Base Annual Cash Retainer be paid later than March 15 of the year following the year to which such installment relates.
     5.2. SUPPLEMENTAL ANNUAL CASH RETAINER. Certain Eligible Participants shall be paid a Supplemental Annual Cash Retainer for service as chairman of a committee of the Board during a Plan Year, payable quarterly at the same times as installments of the Base Annual Cash Retainer are paid. In no event shall any installment of the Supplemental Annual Cash Retainer be paid later than March 15 of the year following the year to which such retainer relates. The amount of the Supplemental Annual Cash Retainer shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Cash Retainer for a full Plan Year shall be as follows:

Chairman of Audit Committee	$10,000

A prorata Supplemental Annual Cash Retainer will be paid to any Eligible Participant who becomes the chairman of a committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairman of the applicable committee of the Board.
     5.3. MEETING FEES. Each Independent Director shall be paid a meeting fee for each meeting of the Board he or she attends. The amount of the meeting fees shall be established from time to time by the Board. Until changed by the Board, the meeting fee for attending a meeting of the Board, or a committee thereof shall be as follows:

Meeting Type	Fee ($)
Board meeting, in-person	2,000
Committee meeting, in-person	1,500
Board or committee meeting, telephonic	1,000
     No fee shall be paid for in-person committee meetings held on the same day as an in-person meeting of the Board. In no event shall any fee be paid later than March 15 of the year following the year to which such fee relates.
     5.4. TRAVEL EXPENSE REIMBURSEMENT. All Independent Directors shall be reimbursed for reasonable travel expenses (including spouse’s expenses to attend events to which spouses are invited) in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chairman of the Board or the Chief Executive Officer of the Company requests the Independent Directors to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.4 shall be limited to expenses incurred while the Independent Director serves on the Board in the capacity as an Independent Director. Such payments will be made within 30 days after delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than December 31 following the year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.
ARTICLE 6
EQUITY COMPENSATION
     6.1. INITIAL RESTRICTED STOCK GRANT. Subject to Share availability under the Incentive Plan, each Independent Director shall receive, on the first date he or she is initially elected or appointed to the Board, 5,000 shares of Restricted Stock. Notwithstanding the foregoing, each Independent Director elected or appointed to the Board prior to the date that the Company raises a minimum of $2,000,000 of subscription proceeds in the Company’s initial public offering (the “Minimum Offering Date”) and who remains an Independent Director as of the Minimum Offering Date shall receive such initial Restricted Stock grant on the Minimum Offering Date. Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 6.
     6.2. SUBSEQUENT RESTRICTED STOCK GRANT. Subject to Share availability under the Incentive Plan, on the date following each of the first four annual stockholders meetings at which an Independent Director is re-elected to the Board, such director shall receive 2,500 shares of Restricted Stock. Such Restricted Stock shall be subject to the terms and restrictions described below in this Article 6.
     6.3. TERMS AND CONDITIONS OF RESTRICTED STOCK. Shares of Restricted Stock shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Incentive Plan. Unless and until provided otherwise by the Board, the Restricted Stock granted pursuant to Section 6.1 and Section 6.2 herein shall vest and become non-forfeitable in equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the shares of Restricted Stock shall become fully vested on the earlier occurrence of (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability, or (ii) a Change in Control of the Company. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested shares of Restricted Stock as of the date of such termination from the Board and such Restricted Stock shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.
ARTICLE 7
AMENDMENT, MODIFICATION AND TERMINATION
     7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a securities exchange on which the Stock is listed or traded, then such amendment shall be subject to stockholder approval; and provided further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.
ARTICLE 8
GENERAL PROVISIONS
     8.1. ADJUSTMENTS. The adjustment provisions of the Incentive Plan shall apply with respect to Restricted Stock or other equity awards outstanding or to be granted pursuant to this Plan.
     8.2. DURATION OF THE PLAN. The Plan shall remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.
     8.3. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.
     8.4. EFFECTIVE DATE. The Plan was originally adopted by the Board on February 13, 2009, and became effective on that date (the “Effective Date”). The Plan was amended and restated by the Board on August 14, 2009.
(signature on following page)

MOODY NATIONAL REIT I, INC.
By:	/s/ Brett C. Moody
	Name:	Brett C. Moody
	Title:	President
Signature page to Amended and Restated Independent Directors Compensation Plan